EXHIBIT 99

                                                           FOR IMMEDIATE RELEASE

                                                         CONTACT:  Marc S. Simon
                                                         Chief Financial Officer
                                                                  (847) 945-0055



                    APAC REPORTS RECORD REVENUE AND EARNINGS

     Deerfield, IL, October 17, 1996 - APAC TeleServices, Inc. (Nasdaq Symbol "APAC"), the outsourced customer service and sales company, today reported its financial results for its third quarter of fiscal 1996.

     APAC announced record revenue of $75.4 million for the thirteen weeks ended September 29, 1996, up 212% from $24.1 million in the same period a year ago. Net income increased 514% to $8.6 million for the 1996 third quarter compared to $1.4 million on a pro forma basis for the 1995 third quarter. Earnings per share in the third quarter of 1996 increased 500% to $0.18 as compared to $0.03 in the same prior year quarter.

     For the thirty-nine weeks ended September 29, 1996, APAC reported record revenue of $188.6 million, an increase of 191% from the prior year's revenue of $64.8 million for the same period. Net income for the first three quarters of fiscal 1996 was $20.4 million as compared to $4.7 million for the same period in 1995, a 334% increase. Earnings per share for the period ended September 29, 1996 was $0.43, up 258% from $0.12 for the same period in 1995.

     Prior to October 16, 1995, APAC had elected to be treated as a S corporation and, accordingly, was not subject to Federal and state income taxes. Pro forma net income amounts reflect an assumed provision for income taxes as if the Company had been subject to Federal and state income taxes in all periods presented.

     APAC Teleservices, Inc. provides outsourced customer service and sales solutions to major corporations nationwide. The company has more than 11,000 employees located in 56 call centers offering a strategic alternative to in-house operations. APAC's clients represent a wide range of industries, including entertainment, financial services, insurance, parcel delivery, telecommunications and utilities.


                             APAC TELESERVICES, INC.
                              STATEMENTS OF INCOME

                    (000S OMITTED, EXCEPT FOR PER SHARE DATA)

                                     Thirteen Weeks Ended
                                  SEPTEMBER 29,     OCTOBER 1,
                                       1996            1995
                                                    (PRO FORMA)
                                           (Unaudited)

 Net Revenue                          $75,361         $24,143

 Operating Expenses
   Cost of services                    52,372          17,437
   Selling, general and
 administrative                         8,979           4,209
    expenses

 Income from Operations                14,010           2,497
 Interest Income (Expense)                (39)           (266)

 Income before Income Taxes            13,971           2,231
 Provision for Income Taxes             5,351             877

 Net income                            $8,620          $1,354

 Earnings per share                      $0.18           $0.03

 Weighted average number of
  shares outstanding                    48,116           40,086


     Note 1 - Income taxes, net income and net income per share for the thirteen weeks ended October 1, 1995, are presented on a pro forma basis and assume that the company was subject to Federal and state income taxes for the period presented.

     Note 2 - Net income per share and the weighted average number of shares outstanding for each period presented reflect a two-for-one stock split in the form of a dividend paid on May 15, 1996.

                             APAC TELESERVICES, INC.
                              STATEMENTS OF INCOME

                    (000S OMITTED, EXCEPT FOR PER SHARE DATA)

                                    Thirty-Nine Weeks Ended
                                  SEPTEMBER 29,     OCTOBER 1,
                                       1996            1995
                                                    (PRO FORMA)
                                           (Unaudited)

 Net Revenue                          $188,804        $64,785

 Operating Expenses:
  Cost of services                     132,547         44,627
  Selling, general and
   administrative expenses              22,762         11,601

 Income from Operations                 33,295          8,557
 Interest income (Expense)                 240           (828)

 Income before Income Taxes             33,535          7,729
 Provision for Income Taxes             13,079          3,030

 Net income                            $20,456         $4,699


 Earnings per share                      $0.43           $0.12

 Weighted average number of
   shares outstanding                   47,815         40,086


     Note 1 - Income taxes, net income and net income per share for the thirty-nine weeks ended October 1, 1995, are presented on a pro forma basis and assume that the company was subject to Federal and state income taxes for the period presented.

     Note 2 - Net income per share and the weighted average number of shares outstanding for each period presented reflect a two-for-one stock split in the form of a dividend paid on May 15, 1996.